Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Quad/Graphics, Inc. on Form S-4 of our report dated February 22, 2018 (December 11, 2018 as to the effects of the segment change as described in Note 17, Segment Information, and the adoption of Accounting Standards Updates 2017-07 and 2016-18 as described in Note 20, New Accounting Pronouncements), relating to the consolidated and combined financial statements of LSC Communications, Inc. and subsidiaries (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph related to the basis of presentation of the Consolidated and Combined Financial Statements, appearing in the Current Report on Form 8-K of LSC Communications, Inc. dated December 11, 2018; and our report dated February 22, 2018, relating to the effectiveness of the LSC Communications, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of LSC Communications, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 11, 2018